Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Amgen Inc. Amended and Restated 1996 Incentive Stock Plan (formerly known as Abgenix, Inc. 1996 Incentive Stock Plan, as amended and restated), Abgenix, Inc. 1998 Director Option Plan, as amended and restated, and Amgen Inc. Amended and Restated 1999 Incentive Stock Plan (formerly known as Abgenix, Inc. 1999 Nonstatutory Stock Option Plan, as amended and restated) of our reports dated March 2, 2006, with respect to the consolidated financial statements and schedule of Amgen Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Amgen, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Amgen, Inc., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California

March 30, 2006